EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-82396, 33-82398, 333-23697, 333-24475, 333-71044, 333-113426, and Post-Effective Amendment #1 to 333-113426 on Forms S-8 of our reports dated June 3, 2008, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the effective provisions of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, during the year ended March 31, 2007) and financial statement schedule of Graham Corporation and subsidiary, and the effectiveness of Graham Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Graham Corporation for the year ended March 31, 2008.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP
Rochester, New York
June 3, 2008

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